UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 7, 2011

CHINA FIRE & SECURITY GROUP, INC.
(Exact name of registrant as specified in its charter)

Florida	000-50491	651193022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

B-2508 TYG Center, C2 Dongsanhuanbeilu, Chaoyang District, Beijing 100027, People's Republic of China
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (86-10) 8441 7400

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 7, 2011, China Fire & Security Group, Inc., Inc. (the "Company") issued a press release announcing that the Special Committee of its Board of Directors (the "Special Committee") has received a non-binding letter from a leading global private equity firm (the "PE"), pursuant to which the PE proposes to acquire all of the outstanding shares of common stock of the Company in cash at a price which represents a premium over the current stock price (the "Proposal"). According to the Proposal, the PE is willing to structure the proposed acquisition to allow the existing members of the Company's management to exchange all or part of their equity interests in the Company into equity securities in the post-acquisition company. The Proposal is subject to certain conditions, including, among other things, successful completion of due diligence to the satisfaction of the PE.

The Special Committee, which was formed to consider certain potential transactions involving the Company (including the Proposal), has retained Barclays Capital as its financial advisor and Shearman & Sterling LLP as its legal counsel to assist it in consideration of such matters. The Board cautions the Company's shareholders and others considering trading in its securities that no decision has been made by the Special Committee with respect to the Company's response to the Proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated. A copy of the press release is filed herewith as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibits

99.1 Press Release dated March 7, 2011.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA FIRE & SECURITY GROUP, INC. (Registrant)
March 7, 2011 (Date)	/s/ BRIAN LIN Brian Lin Chief Executive Officer

Exhibit Index
99.1	Press release dated March 7, 2011